Exhibit 3.3

Amended and Restated

Certificate of Incorporation

Voya Holdings Inc.

Reflecting amendments through August 4, 2014

[This document represents the Amended and Restated Certificate of Incorporation of Voya Holdings Inc. in compiled form, incorporating all amendments. This compiled document has not been filed with the Secretary of State of Connecticut.]

Section 1.	The name of the Corporation is Voya Holdings Inc.

Section 2.	The total number of authorized shares of the Corporation is 1,000.

Section 3.	The Corporation shall have authority to issue 1,000 shares of Common Stock, and the par value of each of such shares is $0.01. Such Common Stock shall have unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution.

Section 4.	The Registered Agent of the Corporation is CT Corporation System, One Corporate Center, Hartford CT 06103.

Section 5.	Other Provisions:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Connecticut Business Corporation Act.

The Corporation shall have all powers granted by law and all powers granted in the Connecticut Business Corporation Act.

The Corporation shall have a board of directors that shall consist of not less than one (1) nor more than ten (10) members, as determined by the shareholders of the Corporation.

The board of directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation.

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty as a director for an amount that is in excess of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in Section 33-840 of the Connecticut Business Corporation Act, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation, or (e) create liability under Section 33-757 of the Connecticut Business Corporation Act, provided that this limitation of liability provision shall not limit or preclude the liability of a director for any act or omission occurring prior to the effective date of this provision. No amendment, modification or repeal of this provision shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

The Corporation shall, to the fullest extent permitted by the Connecticut Business Corporation Act, indemnify its directors and officers for liability (including any obligation to pay a judgment, settlement, penalty, fine or excise tax, or reasonable expenses incurred with respect to any proceeding) to any person for any action taken, or any failure to take any action, as a director or officer, except liability that (a) involved a knowing and culpable violation of law by the director or officer, (b) enabled the director or officer or an associate, as defined in subdivision (2) of Section 33-840 of the Connecticut Business Corporation Act, to receive an improper personal economic gain, (c) showed a lack of good faith and a conscious disregard for the duty of the director or officer to the Corporation under circumstances in which the director or officer was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s or officer’s duty to the Corporation, or (e) created liability under Section 33-757 of the Connecticut Business Corporation Act. For purposes of this Section 5, “proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal. Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a director or officer existing at or prior to the time of such repeal or modification. The indemnification provided for herein shall not be deemed exclusive of any other rights to indemnification, whether under the Bylaws or any agreement, by vote of shareholders or disinterested directors or otherwise.

The indemnification rights provided in this Section 5 shall inure to the benefit of the heirs, executors, and administrators of the director or officer.

Expenses incurred by a director or officer in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Corporation as authorized by the Connecticut Business Corporation Act.

References to directors and officers throughout this Section 5 shall include former directors and officers.